UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2006
NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough, Suite 100 Houston, Texas	77067

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
Change of Control Severance Plan for Executives

Item 1.01. Entry into a Material Definitive Agreement.
     Executive Change of Control Plan
     On October 24, 2006, the Board of Directors of Noble Energy, Inc. (the “Company”) approved and adopted the Noble Energy, Inc. Change of Control Severance Plan for Executives (the “Change of Control Plan”) effective as of that date. Executive officers and certain key employees of the Company are now covered by the Change of Control Plan, provided that they are not already party to pre-existing change of control agreements with the Company. Certain executive officers (including all of the named executive officers) of the Company, however, are parties to individual change of control agreements and therefore may not participate in the Change of Control Plan at this time. The pre-existing change of control agreements with our named executive officers are described in the Company’s 2006 annual proxy statement filed with the U.S. Securities and Exchange Commission on March 23, 2006.
     The new Change of Control Plan includes provisions regarding the severance package that an executive officer of the Company may be entitled to if he or she is terminated within two years after a change of control of the Company. A change of control will be deemed to have occurred if any of the following conditions occur:
•	individuals who constituted the Board of Directors on October 24, 2006 (the “Incumbent Board”) cease to constitute at least 51% of the Board, provided that any person whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board; or

•	the stockholders of the Company approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity; or

•	the stockholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets to a non-related party; or

•	a new person or entity becomes the owner of at least 25% of the outstanding common stock or voting power in the Company.
     If the Company terminates the executive officer for cause or the executive officer’s termination of employment occurs by reason of disability or death, no benefit is payable to or with respect to such executive under the Change of Control Plan. A termination for cause may only be made by the affirmative vote of a majority of the members of the Board of Directors.
     If the Company terminates the executive officer for any other reason within two years after a change of control of the Company, then the Company will pay or provide the following to that individual:
•	all unpaid salary and unreimbursed expenses;

•	an amount equal to the executive’s annual cash compensation (made up of annual salary and bonus), multiplied by a factor ranging from 2.0 to 2.99, depending upon the executive’s level;

•	an amount equal to the executive’s pro-rata target bonus for the then-current year;

•	medical, dental, vision and life insurance benefits for periods ranging from 24 months to 36 months, depending upon the executive’s level, subject to the payment of premiums by the executive and the termination of benefits upon becoming eligible for similar benefits from a subsequent employer; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.
     The Change of Control Plan also provides for a tax gross-up payment to the executive that will fully offset the effect of (i) any excise tax imposed by Section 4999 of the Internal Revenue Code upon the benefits payable under the Change of Control Plan (or under any other Company plan, arrangement or agreement), and (ii) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment.
     Amendment to Deferred Compensation Plan
     On October 24, 2006, the Board of Directors of the Company also approved amending the Noble Energy, Inc. Deferred Compensation Plan dated August 1, 2006, to provide that any profit sharing contribution otherwise allocable to an eligible employee hired after April 30, 2006, that cannot be credited to such employee’s account under the Noble Energy, Inc. Thrift and Profit Sharing Plan because of the Internal Revenue Code’s maximum annual addition or maximum annual compensation limitation will be credited to such employee’s account under the Deferred Compensation Plan.
Item 1.02. Termination of a Material Definitive Agreement.
     On October 24, 2006, in connection with the adoption of the Change of Control Plan described in Item 1.01 above (and the adoption of a new Noble Energy, Inc. Change of Control Severance Plan covering eligible non-executive employees), the Board of Directors terminated the Noble Affiliates, Inc. Change of Control Severance Plan that was adopted by the Board on October 23, 2001.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is furnished as part of this current Report on Form 8-K:
10.1	Noble Energy, Inc. Change of Control Severance Plan for Executives.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: October 30, 2006	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Noble Energy, Inc. Change of Control Severance Plan for Executives.